Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF MASIMO CORPORATION AND VIPER HOLDINGS CORPORATION

On April 11, 2022, Masimo Corporation (“Masimo” or the “Company”), a Delaware corporation, completed its acquisition of Viper Holdings Corporation (“Viper”), a Delaware corporation, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated February 15, 2022, among the Company, Sonic Boom Acquisition Corp., a wholly-owned subsidiary of the Company (“Merger Sub”), Viper, and, solely in its capacity as the Seller Representative, Viper Holdings, LLC (Sound United Series). Pursuant to the Merger Agreement, Merger Sub merged with and into Viper, with Viper surviving as a wholly-owned subsidiary of the Company (the “Merger”).
The Company funded the purchase price for the acquisition with a combination of: (1) the proceeds from an unsecured term loan issued under a new Credit Agreement with financial institutions party thereto as initial lenders (collectively, the “Initial Lenders”), Citibank, N.A., as Administrative Agent, Citibank, N.A., JPMorgan Chase Bank, N.A., Bank of the West and BOFA Securities, Inc., as joint lead arrangers and joint bookrunners, and JPMorgan Chase Bank, N.A., Bank of the West and BOFA Securities, Inc., as co-syndication agents, dated April 11, 2022, (the “Credit Facility”), (2) the proceeds from the revolver issued under the Credit Facility and (3) cash on hand (the “Acquisition financing”).
The unaudited pro forma condensed combined financial information has been derived from:
•Masimo’s audited consolidated financial statements and accompanying notes as of and for the fiscal year ended January 1, 2022 (as included in its Annual Report on Form 10-K for the fiscal year ended January 1, 2022, filed with the Securities and Exchange Commission (“SEC”) on February 16, 2022);
•Viper’s audited consolidated financial statements and accompanying notes as of and for the year ended March 31, 2022, which are filed as Exhibit 99.2 to the Current Report on Form 8-K (as amended) to which this Exhibit 99.3 is filed as an exhibit.
The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Merger based on the historical financial statements of Masimo and Viper after giving effect to the Merger and the Merger-related pro forma adjustments as described in the notes included below.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of the Company and the historical consolidated financial statements of Viper, as adjusted to give effect to the Merger and the Acquisition financing. The unaudited pro forma condensed combined balance sheet as of January 1, 2022 gives effect to the Merger and the Acquisition financing as if they occurred or had become effective on January 1, 2022. The unaudited pro forma condensed combined consolidated statement of operations for the fiscal year ended January 1, 2022 gives effect to the Merger and the Acquisition financing as if they occurred or had become effective on January 3, 2021. Further information about this basis of presentation is provided in Note 1 to this unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined consolidated financial information has been prepared by the Company using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles (“US GAAP”). The Company has been treated as the acquirer in the Merger for accounting purposes. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable as of the date hereof. The unaudited pro forma condensed combined consolidated financial information is provided for illustrative and informational purposes only and does not purport to represent or be indicative of the consolidated results of operations or financial condition of the Company had the Merger been completed as of the dates presented and should not be construed as representative of the future consolidated results of operations or financial condition of the combined entity.

An updated determination of the fair value of Viper’s assets acquired and liabilities assumed will be performed within one year of closing of the Merger. The final purchase price allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined consolidated financial information. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined consolidated financial information may change the amount of the total purchase price allocated to goodwill, and other assets and liabilities may impact the combined entity’s balance sheet and statement of operations. As a result of the foregoing, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined consolidated financial information. Differences between these preliminary estimates and the final acquisition accounting may arise, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined consolidated financial information and the combined entity’s future results of operations and financial position.
The unaudited pro forma condensed combined consolidated financial information does not reflect any expected cost savings, operating synergies, or revenue enhancements that the combined entity may achieve as a result of the Merger or the costs necessary to achieve any such cost savings, operating synergies or revenue enhancements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JANUARY 1, 2022
(in thousands)

	Masimo January 1, 2022	Viper March 31, 2022(1)	Transaction accounting adjustments	Notes	Pro forma
ASSETS
Current assets
Cash and cash equivalents	$745,250	$94,770	$(539,413)	3(A)	$300,607
Trade accounts receivable, net of allowance for credit losses	200,765	101,040	—		301,805
Inventories	201,370	185,082	58,773	3(C)	445,225
Other current assets	91,027	65,690	—		156,717
Total current assets	1,238,412	446,582	(480,640)		1,204,354
Lease receivable, non-current	73,688	—	—		73,688
Deferred costs and other contract assets	28,093	—	—		28,093
Property and equipment, net	272,793	43,539	32,512	3	348,844
Intangible assets, net	72,502	91,513	556,487	3(B)	720,502
Goodwill	100,334	48,600	317,044	3	465,978
Deferred tax assets	52,607	—	—		52,607
Other non-current assets	48,581	41,646	—		90,227
Total assets	$1,887,010	$671,880	$425,403		$2,984,293
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$75,627	$138,472	$—		$214,099
Accrued compensation	70,835	28,842	4,460	5(A)	104,137
Deferred revenue and other contract-related liabilities, current	50,877	851	—		51,728
Other current liabilities	70,397	103,005	(2,000)	4(A)	171,402
Total current liabilities	267,736	271,170	2,460		541,366
Long-term debt	—	368,230	217,613	4(A)	585,843
Other non-current liabilities	69,029	77,522	136,032	3	282,583
Total liabilities	336,765	716,922	356,105		1,409,792
Commitment and contingencies
Redeemable preferred stock	—	88,312	(88,312)	4(B)	—
Stockholders’ equity
Common stock	55	373	(373)	4(B)	55
Treasury stock	(767,655)	—	—		(767,655)
Additional paid-in capital	752,513	109,511	(93,485)	4(B), 5(A)	768,539
Accumulated other comprehensive (loss) income	(5,530)	(42,048)	42,048	4(B)	(5,530)
Retained earnings	1,570,862	(201,190)	209,420	4(B)	1,579,092
Total stockholders’ equity	1,550,245	(133,354)	157,610		1,574,501
Total liabilities and stockholders’ equity	$1,887,010	$671,880	$425,403		$2,984,293
___________________________
(1)     See Note 2 for details.

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JANUARY 1, 2022
(in thousands, except per share information)

	Masimo Year ended January 1, 2022	Viper Year ended March 31, 2022(1)	Transaction accounting adjustments	Notes	Pro forma
Revenues	$1,239,153	$948,223	$—		$2,187,376
Cost of goods sold	430,806	610,280	64,158	3(C)	1,105,244
Gross profit	808,347	337,943	(64,158)		1,082,132
Operating expenses:
Selling, general and administrative	395,291	228,347	70,900	4(C)	694,538
Research and development	137,234	31,229	1,208	5(A)	169,671
Total operating expenses	532,525	259,576	72,108		864,209
Operating income	275,822	78,367	(136,266)		217,923
Non-operating (loss) income	(1,442)	(23,157)	17,107	4(A)	(7,492)
Income before provision for income taxes	274,380	55,210	(119,159)		210,431
Provision for income taxes	44,733	29,780	(25,023)	4(D)	49,490
Net income	$229,647	$25,430	$(94,136)		$160,941

Net income per share:
Basic	$4.16				$2.92
Diluted	$3.98				$2.79

Weighted-average shares used in per share calculations:
Basic	55,166		—		55,166
Diluted	57,682		96	5(B)	57,778
___________________________
(1)     See Note 2 for details.

See accompanying notes o unaudited pro forma condensed combined financial information.

MASIMO CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of pro forma presentation
The unaudited pro forma condensed combined financial information has been prepared by the Company in connection with its acquisition of Viper, a company with a premium consumer technology platform and iconic, universally recognized brands like Bowers & Wilkins®, Denon®, Definitive Technology®, Marantz®, Classe®, Polk Audio® and Boston Acoustics®, as well as an integrated wireless software platform, HEOS® which connects devices and networks in the home.
The unaudited pro forma condensed combined financial information is based on the historical audited consolidated financial statements of the Company and the historical audited consolidated financial statements of Viper, as adjusted to give effect to the pro forma adjustments. Masimo and Viper’s historical financial statements were prepared in accordance with US GAAP.
The Company follows a conventional 52/53 week fiscal year. Fiscal year 2021 was a 52-week fiscal year ended January 1, 2022. Viper’s fiscal year ended March 31, 2022. Consequently, Viper’s historical statements of operations have been combined with the Company’s statement of operations for the fiscal year ended January 1, 2022, by adding Viper’s audited consolidated statement of operations for the year ended March 31, 2022. The audited consolidated financial statements and accompanying notes of Masimo as of and for the year ended January 1, 2022, are included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2022, which were filed with the SEC on February 16, 2022, and the audited consolidated financial statements and accompanying notes of Viper as of March 31, 2022, which are included as Exhibit 99.2 to the Current Report on Form 8-K (as amended) to which this Exhibit 99.3 is filed as an exhibit.
The accompanying unaudited pro forma condensed combined financial information and related notes were prepared using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, (“ASC 805”), with Masimo considered the accounting acquirer of Viper. ASC 805 requires, among other things, that the assets acquired, and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the purchase price consideration has been allocated to the assets acquired and liabilities assumed of Viper based upon management’s preliminary estimate of their fair values. The excess of the purchase price consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill. Accordingly, the purchase price allocation and related adjustments reflected in the unaudited pro forma condensed combined consolidated financial information are preliminary and subject to adjustment based on a final determination of fair value and tax contingency matters. The purchase price consideration as well as the estimated fair values of the assets and liabilities will be updated and finalized as soon as practicable, but no later than one year from the closing of the acquisition.
The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. Management has included certain reclassification adjustments for consistency in presentation as indicated in the subsequent notes. See Note 2 for further discussion. The unaudited pro forma condensed combined financial information is provided for informational purposes only and does not purport to represent or be indicative of the consolidated results of operations or financial condition of the Company had the Merger or the Acquisition financing been completed as of the dates presented and should not be construed as representative of the future consolidated results of operations or financial condition of the combined entity.

MASIMO CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION-(Continued)
2. Viper financial information
This represents the historical financial information of Viper which reflects certain reclassifications to align with Masimo’s financial statement presentation.

UNAUDITED VIPER CONDENSED BALANCE SHEET AS OF MARCH 31, 2022 (in thousands)
	Viper Year ended March 31, 2022	Reclassification adjustments(1)	Total
ASSETS
Current assets:
Cash and cash equivalents	$94,770	$—	$94,770
Accounts receivable, net	101,040	—	101,040
Inventories, net	185,082	—	185,082
Income taxes receivable	12,775	(12,775)	—
Prepaid expenses and other current assets	52,915	12,775	65,690
Total current assets	446,582	—	446,582
Property, plant and equipment, net	43,539	—	43,539
Intangible assets, net	91,513	—	91,513
Goodwill	48,600	—	48,600
Long-term other assets	41,646	—	41,646
Total assets	$671,880	$—	$671,880

LIABILITIES, REDEEMABLE PREFERRED STOCK AND DEFICIT
Current liabilities:
Accounts payable	$138,472	$—	$138,472
Accrued liabilities and other current liabilities	93,556	(64,714)	28,842
Short-term loans and current portion of term debt	16,529	(15,678)	851
Taxes payable	22,948	80,057	103,005
Total current liabilities	271,505	(335)	271,170
Long-term debt	368,230		368,230
Deferred tax liabilities, net	7,537	(7,537)	—
Other long-term liabilities	69,985	7,537	77,522
Total liabilities	717,257	(335)	716,922
Commitment and contingencies
Redeemable preferred stock	88,312	—	88,312
Stockholders’ deficit
Common stock	373	—	373
Additional paid-in capital	109,511	—	109,511
Accumulated other comprehensive loss	(42,048)	—	(42,048)
Accumulated deficit	(201,190)	—	(201,190)
Viper Holdings Corporation stockholders’ deficit	(133,354)	—	(133,354)
Non-controlling interest	(335)	335	—
Total deficit	(133,689)	335	(133,354)
Total liabilities, redeemable preferred stock and deficit	$671,880	$—	$671,880
_____________
(1)    Represent reclassification entries necessary to condense or conform the Viper financial statement presentation with the condensed consolidated Masimo financial statement presentation included in the unaudited pro forma condensed combined financial statements.

MASIMO CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION-(Continued)

UNAUDITED VIPER CONDENSED STATEMENT OF OPERATIONS FOR THE YEAR ENDED MARCH 31, 2022 (in thousands)
	Viper Year ended March 31, 2022	Reclassification adjustments	Notes	Total
Net sales	$948,223	$—		$948,223
Cost of sales	555,889	54,391	(1)	610,280
Gross profit	392,334	(54,391)		337,943
Operating expenses:
Selling, general and administrative	282,738	(54,391)	(1)	228,347
Research and development	31,229	—		31,229
Total operating expenses	313,967	(54,391)		259,576
Income from operations	78,367			78,367
Interest expense	(33,768)	33,768	(2)	—
Interest income	109	(109)	(2)	—
Change in fair value of derivative instruments	(795)	795	(2)	—
Other income (loss)	11,297	(34,454)	(2)	(23,157)
Income before provision for income taxes	55,210	—		55,210
Provision for income taxes	29,780	—		29,780
Net income	$25,430	$—		$25,430
_____________
(1)    Represents reclassification identified during managements accounting policy harmonization process of certain distribution costs recorded in selling general and administrative expenses for Viper that are recorded in cost of goods sold for Masimo.
(2)    Represents reclassification entries necessary to condense or conform the Viper financial statement presentation with the condensed consolidated Masimo financial statement presentation included in the unaudited pro forma condensed combined financial statements.

MASIMO CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION-(Continued)
3. Viper acquisition
Under the terms of the Merger Agreement, Masimo acquired Viper for total purchase consideration of approximately $1.025 billion, subject to certain customary adjustments. Masimo funded the transaction consideration with the Acquisition financing and cash on hand. Masimo did not legally assume any outstanding borrowings of Viper, with the exception of certain the indebtedness in Japan.

Purchase price	Amounts (in thousands)
Total enterprise value	$1,025,000
Plus: Closing cash(1)	61,304
Plus: Working capital adjustment(1)	56,918
Less: Portion of transaction expenses not paid in cash or at closing(1)	(1,884)
Less: Portion of indebtedness not paid in cash or at closing(1)	(70,298)
Total amount of closing payments	$1,071,040
___________
(1)    Represents estimated amounts utilized for closing, which are subject to certain customary adjustments and finalization.
The following reflects the preliminary purchase price allocation among assets acquired and liabilities assumed:

Amounts (in thousands)
Net assets of Viper as of March 31, 2022	$(133,354)
Viper’s debt not assumed (Note 4(A))	375,610
Adjusted net assets of Viper as of March 31, 2022	242,256
Record inventories at fair value(1)	58,773
Record property, plant and equipment at fair value(1)	32,512
Record intangibles at fair value(1)	556,487
Record deferred tax liability associated with assets acquired at fair value (Note 4(D))	(136,032)
Preliminary fair value of net assets acquired	753,996
Preliminary allocation to goodwill(1)	$317,044
_____________
(1)    The preliminary estimates are based on the data available to Masimo and are subject to change upon completion of the final purchase price allocation. Any change in the estimated fair value of the assets and liabilities acquired will have a corresponding impact on the amount of the goodwill. In addition, a change in the amount of property, plant, and equipment, leases and other identifiable intangible assets will have a direct impact on the amount of amortization and depreciation recorded against income in future periods. The impact of any changes in the purchase price allocation may have a material impact on the amounts presented in the pro forma condensed combined financial information and in future periods. The goodwill amount represents the total purchase less the preliminary fair value of net assets acquired.
(A). Reflects the impact on cash and cash equivalents as follows:

Amounts (in thousands)
Revolver	$290,000
Term loan	300,000
Less: Acquisition fees and debt issuance costs(1)	(58,305)
Less: Interest expense for unused funds paid at closing	(68)
Less: Cash consideration for the acquisition of Viper	(1,071,040)
Pro forma adjustment	$(539,413)
_____________
(1)    The acquisition fees and debt issuance costs include $9,331 thousand of debt issuance costs, which are recorded as an offset to debt on the pro forma condensed combined balance sheet, and $48,974 thousand of other acquisition/transaction costs, which are expensed as incurred.

MASIMO CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION-(Continued)
(B).    Reflects the impact of the purchase price allocation as described above, including:
The recognition of the fair value of intangible assets were partially offset by the historical intangible assets of Viper. The estimated fair value of intangible assets is related to developed technology, licensing agreements, customer relationships, non-compete agreements and trademarks. The weighted average estimated useful life of the intangible assets is 13.2 years.

Intangible assets subject to amortization	Useful life (in years)	Amounts (in thousands)
Customer relationships	18	$189,000
Trademarks/tradenames	10	6,000
Developed technology	8	156,000
Non-compete agreements	4	6,000
Contractual license agreements	12	29,000

Intangible assets not subject to amortization
Trademarks/tradenames	Indefinite	$262,000
Less: Intangible assets book value		(91,513)
Pro forma adjustment		$556,487

Intangible assets amortization expense	Amounts (in thousands)
Total pro forma intangible asset amortization(1)	$29,242
Less: Viper amortization, as reported	(24,488)
Pro forma adjustment(2)	$4,754
_____________
(1)    Represents the amortization step up of intangible assets. The proforma adjustment represents the estimated amortization expense, which is calculated based on a weighted average useful life of 13.2 years, offset by Viper’s historical amortization expense.
(2)    The pro forma adjustment of intangible amortization step up is reflected in both cost of goods sold and selling, general and administrative expense. Refer to breakout in Note 3(C) and Note 4(C).

Property, plant and equipment depreciation expense	Amounts (in thousands)
Total pro forma depreciation expense(1)	$25,726
Less: Viper depreciation expense, as reported	(22,447)
Pro forma adjustment(2)	$3,279
_____________
(1)    Recognition of incremental depreciation expense, reflected in cost of sales, selling general and administrative expenses related to the increase in fair value of the acquired property and equipment. Depreciation expense for the step up in fair value of the property, plant and equipment is recognized on a weighted average life of approximately three years.
(2)    The pro forma adjustment of depreciation expense step up is reflected in both cost of goods sold and selling, general and administrative expense. Refer to breakout in Note 3(C) and Note 4(C).

MASIMO CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION-(Continued)
(C).    Reflects the impact of cost of goods sold as follows:

Amounts (in thousands)
Impact of fair value adjustment to inventory(1)	$58,773
Impact of fair value adjustment to intangibles	2,685
Retention awards(2)	1,878
Depreciation of property, plant and equipment	822
Pro forma adjustment(1)	$64,158
_____________
(1)    The fair value adjustment increase in inventory is estimated to be expensed within a year, which is reflected as a pro forma adjustment in cost of goods sold.
(2)    Reflects the impact of restricted stock units (RSUs) and performance share units (PSUs) issued to certain transferring Viper employees. See Note 5 for details.
4. Acquisition financing
(A).    Reflects the impact of the financing transactions:

	Debt financing	Interest expense (income)
	Amounts (in thousands)	Amounts (in thousands)
Revolver(1)	$290,000	$3,938
Term Loan(1)	300,000	4,074
Plus: New debt issuance cost amortization	(9,331)	1,866
Less: Viper historical debt not assumed(2)	(375,610)	(27,053)
Plus: Viper historical unamortized debt issuance costs	10,554	—
Plus: Interest expense for unused funds paid at closing	—	68
Pro forma adjustment(3)	$215,613	$(17,107)
_____________
(1)    On April 11, 2022, in connection with the closing of the transactions contemplated by the Merger Agreement, the Company entered into the “Credit Facility”. The Credit Facility provides for an unsecured term loan of $300 million (the “Term Loan”) and $500 million of ongoing unsecured revolving commitments (the “Revolver”), with an option, subject to certain conditions, for the Company to increase the aggregate borrowing capacity by an additional $400 million (plus additional unlimited amounts if certain incurrence tests are met) in the future with the Initial Lenders and additional lenders, as required. The Company had a draw down up to $290 million from the revolving commitment and rolled forward a $1.9 million Standby Letter of Credit into the new Credit Facility as of the date of the Merger. The applicable interest rate basis is at SOFR, plus the contractual spread for both the Term Loan and the Revolver which has been reflected on an estimated basis at 1.358%. See Note 3 to this table for interest rate sensitivity.
(2)    This represents Viper’s short-term debt of $9,500 thousand and long-term debt of $366,110 thousand not assumed by Masimo, which excludes debt acquired in Japan.
(3)    A change in interest rates of 1.0% related to the Term Loan and the Revolver would result in an increase in interest expense of approximately $5,900 thousand for the year ended January 1, 2022. Given current interest rates volatility, the Company expects actual annual interest expense to be higher than the pro forma results.

MASIMO CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION-(Continued)
(B).    Reflects the elimination of the Viper historical equity, redeemable preferred stock and the impact of the Merger transactions as follows:

(in thousands)	Common stock	Additional paid-in capital	Additional other comprehensive loss	Accumulated deficit	Total
Eliminate Viper	$(373)	$(109,511)	$42,048	$201,190	$133,354
Less: Elimination of Viper redeemable preferred stock	—	—	—	88,312	88,312
Issuance of RSUs, PSUs and cash incentives	—	16,026	—	(20,486)	(4,460)
Less: Write off of Viper historical unamortized debt issuance costs	—	—	—	(10,554)	(10,554)
Less: Interest expense for unused funds paid at close	—	—	—	(68)	(68)
Less: Estimated Masimo acquisition costs	—	—	—	(48,974)	(48,974)
Total	$(373)	$(93,485)	$42,048	$209,420	$157,610
(C).    Reflects the impact of selling, general and administrative costs as follows:

Amounts (in thousands)
Acquisition costs(1)	$48,974
Amortization of intangible assets	2,069
Depreciation of property, plant and equipment	2,457
Retention awards(2)	17,400
Pro forma adjustment	$70,900
_____________

(1)    Represents the impact of the estimated acquisition costs of Masimo and Viper, incurred between the date of the historical financial statements included in the pro forma and the transaction close date. In addition, Viper incurred $7,692 thousand of acquisition costs related to the acquisition in its historical statement of operation for the year ended March 31, 2022. Accordingly, this expense is reflected in selling, general and administrative expenses within Viper’s historical results.
(2)    Reflects the impact of RSUs and PSUs and cash issued to certain transferring Viper employees. See Note 5 for details.
(D). The estimated tax impact is based on an assumed tax rate of 21%, which is Masimo’s statutory rate. Any tax benefit reflected related to the pro forma adjustments may be subject to a valuation allowance. Because the adjustments contained in the unaudited pro forma condensed combined financial information are based on estimates, the effective tax rate herein will vary from the effective rate in periods subsequent to the Viper acquisition. The statutory rate is also applied to the step up of intangibles, inventory, and property, plant and equipment to estimate a deferred tax liability for pro forma purposes.
5. Retention awards
(A). The Company offered compensation in the form of retention awards to certain transferring Viper employees. These compensation agreements were not contemplated in the Merger Agreement and resulted in retention bonuses (cash as well as RSUs and PSUs). Each compensation retention award classification vests over differing terms. This adjustment reflects the condensed combined balance sheet impact of $4,460 thousand of accrued compensation and $16,026 thousand of additional paid in capital, and the condensed combined statement of operations compensation expense impact of $1,878 thousand to cost of goods sold, $1,208 thousand to research and development and $17,400 thousand to selling general and administrative. The number of PSU shares that may be earned can range from 0% to 200% of the target amount.
(B). Reflects the issuance of RSU’s issued in conjunction with the retention awards offered to certain transferring Viper employees.